Exhibit 10.1

FORM OF PERFORMANCE-BASED RESTRICTED STOCK UNIT

AWARD AGREEMENT

This Award Agreement (the “Agreement”) is entered into as of              (the “Award Date”) by and between Columbia Sportswear Company, an Oregon corporation (the “Company”), and              (the “Recipient”), for the award of restricted stock units with respect to the Company’s Common Stock (“Common Stock”).

The award of restricted stock units to the Recipient is made pursuant to Section 9 of the 1997 Stock Incentive Plan (the “Plan”) and the Recipient desires to accept the award subject to the terms and conditions of this Agreement.

IN CONSIDERATION of the mutual covenants and agreements set forth in this Agreement, the parties agree to the following.

1. Award and Terms of Restricted Stock Units. The Company awards to the Recipient under the Plan              restricted stock units (the “Award”), subject to forfeiture or increase as provided in Section 1(c) of this Agreement and to the restrictions, terms and conditions set forth in this Agreement.

(a) Rights under Restricted Stock Units. A restricted stock unit (a “RSU”) represents the unfunded, unsecured right to require the Company to deliver to the Recipient one share of Common Stock for each RSU. The number of shares of Common Stock deliverable with respect to each RSU is subject to adjustment (1) as provided in Section 1(c) of this Agreement and (2) as determined by the Board of Directors of the Company as to the number and kind of shares of stock deliverable upon any merger, reorganization, consolidation, recapitalization, stock dividend, spin-off or other change in the corporate structure affecting the Common Stock generally.

(b) Vesting Date. The RSUs not forfeited pursuant to Section 1(c) of this Agreement shall vest on the first anniversary of the last day of the Performance Period, as defined below (the “Vesting Date”) provided that the Recipient has been employed by the Company continuously from the Award Date to the Vesting Date. If the Vesting Date falls on a weekend or any other day on which the Nasdaq Stock Market (“NSM”) or any national securities exchange on which the Common Stock then is principally traded (the “Exchange”) is not open, affected RSUs shall vest on the next following NSM or Exchange business day, as the case may be.

(c) Adjustment of RSUs.

(1) Forfeiture of RSUs on Termination of Service. If the Recipient ceases to be an employee of the Company for any reason prior to the Vesting Date, the Recipient shall immediately forfeit all outstanding RSUs awarded pursuant to this Agreement and the Recipient shall have no right to receive the related Common Stock. Absence on leave approved by the Company (or, if the Recipient is an executive officer of the Company, by the Board of Directors), shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Company or the Board of Directors in its sole discretion, (i) vesting of RSUs shall continue during a medical, family or military leave of absence, whether paid or unpaid, and (ii) vesting of RSUs shall be suspended during, and the number of shares deliverable at the Vesting Date shall be proportionately reduced as a result of, any other unpaid leave of absence.

(2) Forfeiture of RSUs on Violation of Code of Business Conduct and Ethics. Recipient acknowledges that compliance with the Company’s Code of Business Conduct and Ethics is a condition to the receipt and vesting of the RSUs. If, during the term of this Agreement, the Board of Directors (or a committee of directors designated by the Board of Directors) determines in good faith that the Recipient’s conduct is or has been in violation of the Company’s Code of Business Conduct and Ethics, then the Board of Directors or committee may cause the Recipient to immediately forfeit all or a portion of the unvested RSUs granted pursuant to this Agreement and the Recipient shall have no right to receive the related Common Stock.

(3) Forfeiture or Increase of RSUs Based on Performance. For the period beginning              and ending              (the “Performance Period”), the Award shall be adjusted as follows.

(i) 50% of the Award (the “Operating Margin Component”) is subject to forfeiture (and if forfeited the Recipient shall have no right to receive the related Common Stock) based on the Average Operating Margin of the Company relative to the Average Operating Margin of companies in the Company’s peer group in the Performance Period. The peer group has been determined by the Company for the Performance Period. The number of shares available under the Award that vest on the Vesting Date will be determined by the rank of the Company’s Average Operating Margin within its peer group at the conclusion of the Performance Period, as follows:

Percentile Rank	Percent Vesting	Number Vesting
50-59	— %
60-69	— %
70-79	— %
80-89	— %
90+	— %

“Average Operating Margin” means the average annual percentage of operating margin in the Performance Period. The operating margin is calculated as follows:

OM	=	(income from operations)
(net sales)

where income from operations and net sales are each as set forth in the audited consolidated financial statements of the Company.

(ii) 50% of the Award (the “Operating Income and ROIC Component”) is subject to increase or forfeiture (and if forfeited the Recipient shall have no right to receive the related Common Stock) based on the Cumulative Operating Income and the Average ROIC of the Company in the Performance Period, in each case as defined below. The Operating Income and ROIC Component will be adjusted by multiplying it by the percentage set forth at the intersection of the Cumulative Operating Income and Average ROIC in the following matrix. If results are between data points, the percentage of the Award payable shall be determined by interpolation between data points.

		Cumulative Operating Income ($ millions)
	At least
Average ROIC	—	0%	0%	0%	5%	15%
	—	0%	0%	20%	40%	55%
	—	20%	40%	60%	90%	105%
	—	45%	65%	90%	115%	130%
	—	65%	85%	110%	140%	150%

“Cumulative Operating Income” means the sum of the annual income from operations for each of the fiscal years in the Performance Period as set forth in the audited consolidated financial statements of the Company.

“Average ROIC” means the average annual percentage return on invested capital in the Performance Period. The return on invested capital is calculated as follows.

ROIC	=	(net operating profit after taxes)
(total assets) — (excess cash) — (non-interest-bearing current liabilities)

(d) Restrictions on Transfer and Delivery on Death. The Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the RSUs subject to this Agreement. If the Recipient dies before the delivery date, the shares will be delivered to the Recipient’s estate.

(e) Voting Rights and Dividend Equivalents. The Recipient shall have no rights as a shareholder with respect to the RSUs or the Common Stock underlying the RSUs until the Vesting Date for the relevant RSUs. The Recipient will not be entitled to receive a cash payment equal to any cash dividends paid with respect to the Common Stock underlying the RSUs awarded under this Agreement that are declared prior to the particular Vesting Date for the relevant RSUs.

(f) Physical Delivery of Share Certificates. As soon as practicable following the Vesting Date, provided that the Recipient has satisfied its tax withholding obligations as specified under Section 1(g) and the Recipient has completed, signed and returned any documents and taken any additional action the Company deems appropriate, the Company shall deliver the shares of Common Stock represented by vested RSUs to the Recipient (the date of delivery of such shares is referred to as a “delivery date”), rounded to the nearest whole share. No fractional shares of Common Stock shall be issued.

Notwithstanding the foregoing, (i) the Company shall not be obligated to vest or deliver any shares of Common Stock during any period when the Company determines that the conversion of a RSU or the delivery of shares hereunder would violate any federal, state or other applicable laws and may issue shares with any restrictive legend that, as determined by the Company, is necessary to comply with securities laws or other regulatory requirements, and (ii) a delivery date may be delayed in order to provide the Company such time as it determines appropriate to determine tax withholding and other administrative matters; provided, however, that in any event the shares shall be delivered not later than the later to occur of the date that is 2 1/2 months from the end of (i) the Recipient’s tax year that includes the Vesting Date, or (ii) the Company’s tax year that includes the Vesting Date.

(g) Taxes and Tax Withholding.

(i) The Recipient acknowledges that under United States federal tax laws in effect on the Award Date, the Recipient will have taxable compensation income at the time of vesting based on the Market Value (as defined below) of the Common Stock on the Vesting Date. The Recipient shall be responsible for all taxes imposed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company makes no representation or undertaking regarding the adequacy of any tax withholding in connection with the grant or vesting of the Award.

(ii) The Company shall have the right, but not the obligation, to deduct from any and all payments made under the Plan, or to withhold from any delivery of Common Stock hereunder all domestic or foreign income, employment or other tax withholding obligations, whether national, federal, state or local (the “Tax Withholding Obligation”), arising as a result of any grant, vesting or delivery of Common Stock pursuant to this Award, in amounts determined by the Company. Unless otherwise determined by the Company, the Tax Withholding Obligation will be satisfied by the Company withholding from the vested shares of Common Stock a number of whole shares of Common Stock with an aggregate Market Value (as defined below) equal to the required tax withholding. The Recipient shall pay to the Company in cash, upon demand, the amount of any Tax Withholding Obligation that is not satisfied by the withholding of shares described above, and authorizes the Company to withhold from other amounts payable by the Company to the Recipient, including through additional payroll withholding, any amount not so paid. The Company has no obligation to deliver shares of Common Stock pursuant to this Award until the Company’s tax withholding obligations have been satisfied by the Recipient.

(h) No Solicitation. The Recipient agrees that for 18 months after the Recipient’s employment with the Company terminates for any reason, with or without cause, whether by the Company or the Recipient, the Recipient shall not recruit, attempt to hire, solicit, or assist others in recruiting or hiring, any person who is an employee of the Company, or any of its subsidiaries. In addition to other remedies that may be available to the Company, the Recipient shall pay to the Company in cash, upon demand, the net value of any shares of Common Stock, valued as of the Vesting Date, delivered under this Agreement if the Recipient violates this section 1(h).

(i) Not a Contract of Employment. This Agreement shall not be construed as a contract of employment between the Company and the Recipient and nothing contained in this Agreement or in the Plan shall confer upon the Recipient any right to be continued in the employment of the Company or any subsidiary or to interfere in any way with the right of the Company or any subsidiary by whom the Recipient is employed to terminate the Recipient’s employment at any time for any reason, with or without cause, or to decrease the Recipient’s compensation or benefits.

2. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof.

(b) Interpretation of the Plan and the Agreement. The Board of Directors, or a committee of the Board of Directors responsible for administering the Plan (the “Administrator”), shall have the sole authority to interpret the provisions of this Agreement and the Plan, and all determinations by it shall be final and conclusive.

(c) Section 409A. The Award made pursuant to this Agreement is intended not to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A the Internal Revenue Code of 1986, as amended, and instead is intended to be exempt from the application of Section 409A. To the extent that the Award is nevertheless deemed to be subject to Section 409A, the Award shall be interpreted in accordance with Section 409A and Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance issued after the grant of the Award. Notwithstanding any provision of the Award to the contrary, in the event that the Administrator determines that the Award is or may be subject to Section 409A, the Administrator may adopt such amendments to the Award or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (i) exempt the Award from the application of Section 409A or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A.

(d) Market Value. “Market Value” as of a particular date shall mean (i) the closing sales price per share of Common Stock as reported by the NSM on that date, or (ii) if the shares of Common Stock are not listed or admitted to trading on the NSM, the closing price on the national securities exchange on which such stock is principally traded on that date, or (iii) if the shares of Common Stock are not then listed on the NSM or on a national securities exchange, the average of the highest reported bid and lowest reported asked prices for the shares of Common Stock as reported by the National Association of Securities Dealers, Inc. Automated Quotations (“NASDAQ”) system on that date or (iv) if the shares of Common Stock are not then listed on any securities exchange and prices therefor are not then quoted in the NASDAQ system, such value as determined in good faith by the Board of Directors (or any duly authorized committee thereof) as of that date.

(e) Electronic Delivery. The Recipient consents to the electronic delivery of any prospectus and any other documents relating to this Award in lieu of mailing or other form of delivery.

(f) Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient’s heirs, executors, administrators, successors and assigns.

(g) Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

(h) Governing Law, Venue and Jurisdiction; Attorneys’ Fees. This Agreement and the Plan will be interpreted under the laws of the state of Oregon, exclusive of conflicts of law rules. Venue and jurisdiction will be in the state or federal courts in Washington County, Oregon, and nowhere else. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

(i) Consent to Transfer Personal Data. By signing this Agreement, the Recipient voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. The Recipient is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect the Recipient’s ability to participate in the Plan. The Company and its subsidiaries hold certain personal information about the Recipient, including name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all entitlement to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in the Recipient’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and/or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Plan, and the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, including the United States. The Recipient authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Recipient’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on the Recipient’s behalf to a broker or other third party with whom the Recipient may elect to deposit any shares of stock acquired pursuant to the Plan. The Recipient may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect the Recipient’s ability to participate in the Plan.

(j) Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. The Recipient acknowledges and agrees that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The award of RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of RSUs or benefits in lieu of RSUs in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any award, the number of RSUs and vesting provisions.

(k) Character of Award. Participation in the Plan is voluntary. The value of the Award is an extraordinary item of compensation outside the scope of the Recipient’s employment contract, if any. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

(l) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

COLUMBIA SPORTSWEAR COMPANY

By:

RECIPIENT

By: